FOR IMMEDIATE RELEASE
BroadVision Contact:
Kent Liu
Vice President, Finance
650.542.5100
ir1@BroadVision.com

BroadVision Announces Second Quarter 2006 Results

REDWOOD CITY, CALIF. – September 25, 2006 — BroadVision, Inc. (BVSN.PK), a global provider of e-business solutions, today reported financial results for its second quarter ended June 30, 2006. Revenue for the quarter was $12.7 million, compared with revenue of $12.6 million for the first quarter ended March 31, 2006 and $15.5 million for the second quarter of 2005. License revenue for the quarter totaled $3.6 million versus $2.9 million in the prior quarter and $3.4 million in the comparable quarter of 2005.

In the second quarter, BroadVision posted net income on a generally accepted accounting principles (GAAP) basis of $1.7 million, or $0.03 per diluted share, as compared with GAAP net income of $0.9 million, or $0.02 per diluted share, for the first quarter of 2006, and a GAAP net loss of $3.0 million, or $(0.09) per diluted share, in the second quarter of 2005.

Pro forma net income for the second quarter of 2006 was $1.8 million, or $0.03 per diluted share compared with pro forma net income of $1.7 million, or $0.04 per diluted share in the first quarter of 2006 and a pro forma net loss of $3.1 million, or $(0.09) per diluted share in the second quarter of 2005. These pro forma results exclude restructuring charges and credits, gains and losses from the revaluation of convertible notes and common stock warrants, and credits from the reversal of income tax accruals. A reconciliation of pro forma results to GAAP results is provided in the financial information attached to this press release. The Company believes its pro forma results provide useful information because they reflect the Company’s financial performance excluding certain charges, credits, gains and losses that the Company believes are not indicative of its ongoing operations.

About BroadVision

BroadVision is a global provider of e-business solutions. Our agile commerce and portal applications enable customers to quickly create and adapt online processes to keep pace with changing business requirements. Large organizations — including U.S. Air Force, Audible, Cannon, Sony, Sears, City Bank, Iberia L.A.E. and Vodafone — serving nearly 75 million registered users, rely on BroadVision’s open solutions to power and personalize their mission-critical web initiatives

For more information about BroadVision, Inc., call 650-542-5100, email or visit www.broadvision.com.

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,255	$4,849
Accounts receivable, less allowance for doubtful accounts of $1,064 as of June 30, 2006 and $731 as of December 31, 2005	10,043	12,640
Prepaids and other	1,767	1,914
Restricted cash, current portion	201	—

Total current assets	25,266	19,403
Property and equipment, net	1,884	2,334
Restricted cash and investments, net of current portion	1,796	1,997
Goodwill	25,066	25,066
Other assets	1,008	1,142

Total assets	55,020	49,942

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of bank borrowings	162	389
Current portion of convertible notes due to a related party	—	20,535
Accounts payable	2,507	4,396
Accrued expenses	15,886	16,090
Warrant liability	663	277
Unearned revenue	4,479	2,678
Deferred maintenance	12,546	10,910

Total current liabilities	36,243	55,275
Other non-current liabilities	4,535	4,390

Total liabilities	40,778	59,665
Commitments and contingencies
Stockholders’ equity (deficit):
Convertible preferred stock, $0.0001 par value; 10,000 shares authorized; none issued and outstanding
Common stock, $0.0001 par value; 2,000,000 shares authorized; 69,383 shares issued and outstanding as of June 30, 2006 and 34,522 shares issued and outstanding as of
December 31, 2005	7	3
Additional paid-in capital	1,236,389	1,215,256
Accumulated other comprehensive income	289	93
Accumulated deficit	(1,222,443)	(1,225,075)

Total stockholders’ equity (deficit)	14,242	(9,723)

Total liabilities and stockholders’ equity (deficit)	$55,020	$49,942

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(In thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
		(restated)		(restated)
Revenues:
Software licenses	$3,627	$3,391	$6,509	$7,807
Services	9,102	12,123	18,844	24,074

Total revenues	12,729	15,514	25,353	31,881
Cost of revenues:
Cost of software licenses	142	(186)	204	(243)
Cost of services	3,496	5,614	7,554	11,594

Total cost of revenues	3,638	5,428	7,758	11,351
Gross profit	9,091	10,086	17,595	20,530
Operating expenses:
Research and development	2,405	3,955	5,036	8,242
Sales and marketing	1,982	5,060	4,363	10,871
General and administrative	3,239	2,829	4,977	5,364
Restructuring charge (credit)	(15)	309	475	(395)
Total operating expenses	7,611	12,153	14,851	24,082

Operating income (loss)	1,480	(2,067)	2,744	(3,552)
Interest (expense) income, net	125	(167)	232	(276)
Amortization of discount on convertible notes	—	(2,365)	—	(3,978)
(Loss) gain on revaluation of warrants and
change in value of derivatives	(16)	2,257	(386)	10,248
Other (expense) income, net	226	(684)	262	(86)

Income (loss) before provision for income taxes	1,815	(3,026)	2,852	2,356
Benefit (provision) for income taxes	(65)	(70)	(221)	1,961

Net income (loss)	$1,750	$(3,096)	$2,631	$4,317

Basic income (loss) per share	$0.03	$(0.09)	$0.05	$0.13
Diluted income (loss) per share	$0.03	$(0.09)	$0.05	$0.13
Shares used in computing:
Weighted average shares-basic	69,151	34,181	56,055	34,077
Weighted average shares-diluted	69,151	34,181	56,055	34,163
Comprehensive income:
Net income (loss)	$1,750	$(3,096)	$2,631	$4,317
Other comprehensive gain (loss), net of tax:
Foreign currency translation adjustment	(180)	(22)	(196)	23
Total comprehensive income (loss)	$1,570	$(3,118)	$2,435	$4,340

BROADVISION, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)
Three Months Ended
	Jun. 30	Mar.31	Jun. 30
	2006	2006	2005
Revenues:			(restated)
Software licenses	$3,627	$2,882	$3,391
Services	9,102	9,742	12,123

Total revenues	12,729	12,624	15,514
Cost of revenues:
Cost of (credit for) software licenses	142	62	(186)
Cost of services	3,496	4,058	5,614

Total cost of revenues	3,638	4,120	5,428

Gross profit	9,091	8,504	10,086
Operating expenses:
Research and development	2,405	2,631	3,955
Sales and marketing	1,982	2,381	5,060
General and administrative	3,239	1,738	2,829

Total operating expenses	7,626	6,750	11,844

Pro forma operating (loss) income	1,465	1,754	(1,758)
Interest (expense) income, net	125	107	(167)
Other income (expense), net	226	36	(684)

Pro forma income before benefit (provision) for income taxes	1,816	1,897	(2,609)
Provision for income taxes	(65)	(156)	(522)
Pro forma net income (loss)	$1,751	$1,741	$(3,131)

Basic pro forma net income (loss) per share	$0.03	$0.04	($0.09)
Diluted pro forma net income (loss) per share	$0.03	$0.04	($0.09)
Shares used in computing basic pro forma net income (loss) per share	69,151	42,958	34,181
Shares used in computing diluted pro forma net income (loss) per share	69,151	43,068	34,181

Note: income tax provision numbers have not been adjusted for pro forma purposes